Filed pursuant to Rule 433
Registration No. 333-132201
Dated 5/9/06


FINAL TERMS AND CONDITIONS

TOYOTA MOTOR CREDIT CORP

US$25,000,000 Floating Rate Medium-Term Notes due June 5, 2008



Issuer
Toyota Motor Credit Corp.

Structure
2 year MTN FRN

Pricing Date
May 9, 2006

Interest Accrual Date
May 16, 2006

Settlement Date
May 16, 2006

Maturity Date
June 5, 2008

Issue Ratings
Aaa / AAA

CUSIP
89233PYN0

Form of Note
Registered Medium-Term Notes

Principal Amount
USD $25,000,000

Pricing Benchmark
3 month US$ LIBOR

Reoffer Yield
3 month US$ LIBOR -5.5 bps

Reoffer Price
100%

All-in Price to Issuer
99.96%

Net Proceeds
USD $24,990,000

Interest Reset
Quarterly

Initial LIBOR Rate Set
Interpolated 3 and 4 month US$ LIBOR

Interest Pay Frequency
Quarterly

First Payment Date
September 5, 2006

Interest Payment Date(s)
5th March / June / September / December

Day Count
Actual / 360

Business Days
New York and London

Day Count Convention
Modified Following, Adjusted

Minimal Denominations
$1,000

Agent
Greenwich Capital Markets, Inc.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.
Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.